Exhibit 99.2

29 February 2016
Vereniging VEB NCVB
for attention: P.M. Koster and Q.L.C.M. Bongaerts
Amaliastraat 7
2514 JC The Hague, the Netherlands
European Investors’ Association IVZW
for attention: P.W.J. Coenen
Rue du Sceptre 63a
1050 Brussels, Belgium

Re – Letter from VEB and European Investors Association of 26 February 2016

Dear Sirs,

I write to you on behalf of the board of Mylan N.V. (“Mylan”) in response to the letter of 26 February 2016 that you have sent to Mylan on behalf of the Vereniging VEB NCVB (“VEB”) and the European Investors’ Association IVZW (“European Investors”). It is worth noting that I am writing this letter and responding to each of your questions in a spirit of cooperative dialogue, despite the fact that you have yet to respond to our question inquiring as to who you represent in this matter.

Mylan’s offer for Meda

On 10 February 2016, Mylan announced its recommended public offer to the shareholders of Meda Aktiebolag (publ.) (“Meda”) to tender all their shares in Meda to Mylan (the “Offer”). The transaction has a compelling strategic fit and does not change the identity or character of Mylan. To the contrary, the transaction enforces Mylan’s position as a diversified global pharmaceutical leader, with a strong presence across geographies, therapeutic categories and channels. As of 31 December 2015, Mylan had over USD 22 billion in total assets and, in 2015, Mylan had over USD 9.4 billion in total revenues. This transaction complements Mylan’s breadth, scale and diversity to drive durable growth for the long term and is entirely consistent with Mylan’s mission and long-standing strategy of pursuing growth through organic and inorganic opportunities. As such, this accretive transaction represents an exciting opportunity for Mylan’s shareholders.

As to the financial parameters of the Offer, Mylan’s Offer announcement of 10 February 2016 clearly stated that the total equity value of the Offer for all Meda shares at announcement was SEK 60.3 billion or USD 7.2 billion. The Offer announcement also stated that the Offer is not subject to approval by Mylan’s general meeting of shareholders. This statement is based on Mylan’s conclusion, at which it arrived in consultation with outside counsel, that there is no basis in law that would require Mylan to put the Offer to a vote of its shareholders.

Application of the standard under section 2:107a DCC in relation to the Offer

Your letter contains two questions with respect to the application of section 2:107a of the Dutch Civil Code (“DCC”) in relation to the Offer, which were answered by our outside counsel last week. You were informed that from the very outset of the reorganization of Mylan’s business under the current Dutch holding company in February 2015, Mylan has adopted a well-considered and consistent approach towards the application of the relevant standards under section 2:107a DCC and that Mylan has always been consistent about this approach in its disclosures to the market. It is certainly not the case that Mylan has devised a specific approach with a view to the Offer. Rather, in assessing whether the Offer would trigger a requirement for shareholder approval under section 2:107a DCC, Mylan has merely applied what is and always has been its consistent approach to the standards contained in this section.

Calculating the materiality threshold of section 2:107a subsection 1(c) DCC

Under section 2:107a subsection 1(c) DCC, a resolution of a company’s board should be put to the general meeting of shareholders for approval if such resolution concerns acquiring or disposing by the company or by a subsidiary of a participating interest in the capital of another company for a consideration of at least one third of the value of the assets, according to the stand-alone or, if prepared, the consolidated balance sheet with the explanatory notes thereto that forms part of the company’s most recently adopted annual accounts. In your letter, you appear to take the position that the materiality threshold contained in this section should be calculated on the basis of Mylan’s most recently adopted annual accounts which pertain to the financial year ended 31 December 2014 (the “2014 Accounts”). The balance sheet included in the 2014 Accounts shows a total asset value of approximately USD 1 billion. If the materiality threshold would be applied on the basis of that asset value, the approval of the general meeting would be required in respect of any takeover representing a value of more than approximately USD 333 million.

However, the statutory definition of the materiality threshold contained in section 2:107a subsection 1(c) DCC explicitly states that the explanatory notes to the balance sheet should also be taken into account. The explanatory notes in the 2014 Accounts refer specifically to the transactions (i) pursuant to which Mylan acquired the non-U.S. developed markets specialty and branded generics business of Abbott Laboratories, and (ii) the reverse triangular merger with Mylan Inc. (the “Transactions”). The explanatory notes also indicate that the Transactions were expected to occur in the first quarter of 2015 and that the Registration Statement on Form S-4 filed with the SEC in connection with the Transactions includes unaudited pro forma balance sheet information (compiled and prepared in accordance with U.S. GAAP) as of 30 September 2014 which reflects the Transactions as if they had already occurred on that date, showing a total (pro forma) asset value of approximately USD 22.8 billion. Using this number as the basis for a calculation, the materiality threshold lies at USD 7.6 billion, rather than your calculation of USD 333 million. This is the only correct application of the standard under section 2:107a subsection 1(c) DCC.

As mentioned above, Mylan has consistently applied this approach to the materiality threshold in previous transactions. As you will recall, Mylan last year made an offer to acquire all outstanding shares in Perrigo Company Plc (“Perrigo”). The resolution of Mylan’s board to make this offer was put to a vote of Mylan’s shareholders at an extraordinary general meeting of shareholders on 28 August 2015. In the Proxy Statement that Mylan filed with the SEC on 28 July 2015, Mylan gave the following explanation for why the shareholder vote was required under Dutch law (p. 4): “Under Dutch law, resolutions of a company’s board of directors regarding a significant change in the identity or nature of the company or its business must be approved at a general meeting. Such resolutions include the acquisition of a company or a stake in a company with a value of at least one-third of the assets of the company (which assets are valued at approximately $22 billion calculated based on the most recently adopted annual accounts plus the explanatory notes to that balance sheet and the financial information referred to therein). Based on Mylan’s most recently adopted annual accounts, Perrigo is valued at greater than one-third of Mylan’s assets. The approval of Mylan shareholders at a general meeting is therefore required to consummate the Acquisition.” Mylan thus explicitly disclosed its approach to calculating the materiality threshold under section 2:107a DCC. That disclosure was not met with a challenge from any of Mylan’s shareholders or from the marketplace. In that case, Mylan’s shareholders voted to approve the proposed offer for Perrigo.

In all, Mylan is clear that its approach to the materiality threshold of section 2:107a DCC subsection 1(c) is consistent with Dutch law, both in spirit and in substance, and with Dutch practice. In addition, there are compelling arguments against applying the standard in the way you seem to advocate in your letter. As you write yourself, the overarching objective of section 2:107a DCC is to give shareholders a vote on transactions which would amount to a significant change of the company’s identity. Mylan is a global company which develops, manufactures and distributes pharmaceuticals. It produces and sells approximately 1,400 different pharmaceuticals to doctors and hospitals and to pharmacists and other retail channels. Mylan operates in 165 countries and employs approximately 30,000 people worldwide. It has over USD 22 billion in total assets. The takeover of Meda will not lead to a change in Mylan’s identity, let alone a significant change. Against this background, applying a materiality threshold of USD 333 million does not make sense and is not consistent with Dutch law.

Calculating the value of the consideration under section 2:107a subsection 1(c) DCC

As mentioned above, the consideration to be paid by Mylan for the acquisition of all outstanding shares in Meda was USD 7.2 billion at announcement. As this amount does not meet the materiality threshold of USD 7.6 billion as explained above, the standard for requiring shareholder approval under section 2:107a subsection 1(c) DCC is not met.

You seem to argue in your letter that the value of Meda’s net debt of approximately SEK 23 billion (USD 2.7 billion) as of 31 December 2015 should also be taken into account in determining the value of the transaction that is to be considered against the materiality threshold. We have been advised by two separate reputable Dutch law firms (NautaDutilh N.V. and Stibbe N.V.) that this view is wrong as a matter of law. Section 2:107a subsection 1(c) DCC is explicitly aimed at acquiring or divesting participations. Consequently, the test under this standard concerns the consideration that is paid or received in exchange for the acquisition or disposal of the relevant participation, which in this case is the equity value of the relevant shares.

In support of your argument that the rules in section 2:107a DCC are centered on the impact of a given transaction on the company, you invoke the general criterion on a transaction amounting to a significant change in the identity of the company. However, this argument does not support your position that Meda’s net debt position should be taken into account in the context of section 2:107a subsection 1(c) DCC. As explained above, acquiring Meda does not change Mylan’s identity. As such, shareholders in Mylan will not be providing capital to a fundamentally different business after completion of the Offer. Meda’s net debt position is not a relevant factor in determining whether or not Mylan’s identity would be impacted as a result of the Offer.

Conclusion

I trust that your questions have been satisfactorily answered. All of us at Mylan are very enthusiastic about the Offer and we are committed to working with Meda to achieve a successful transaction. As I remarked above, this accretive transaction is an exciting opportunity for Mylan’s shareholders. While Mylan values the work of your organizations on behalf of shareholders, I would encourage you to focus on the merits of the Offer. I would also like to take the opportunity to reiterate our request of last week that you inform us of the shareholding that your organizations, and/or others on whose behalf you have approached us, may have in the capital of Mylan.

Yours sincerely,

Robert J. Coury
Executive Chairman Mylan N.V.

4